EXHIBIT INDEX

1.8 Resolution of the Board of Directors of IDS Life of New York establishing 36 additional subaccounts within the separate account, dated Sept. 22, 2004.

1.9 Resolution of the Board of Directors of IDS Life of New York establishing an additional subaccount within the separate account, dated April 27, 2005.

4.10     Form of Guaranteed Minimum Withdrawal Benefit Rider.

9. Opinion of counsel and consent to its use as the legality of the securities being registered.

10.1 Consent of Independent Registered Public Accounting Firm for Retirement Advisor Variable Annuity(R).

10.2 Consent of Independent Registered Public Accounting Firm for Retirement Advisor Advantage(R) Variable Annuity/Retirement Advisor Select Variable Annuity(R).

10.3 Consent of Independent Registered Public Accounting Firm for Retirement Advisor Advantage Plus(R) Variable Annuity/Retirement Advisor Select Plus Variable Annuity(R).

13.      Power of Attorney to sign this Registration Statement dated April 13,
         2005.